EXHIBIT 10.17

August __, 2005

Wedbush Morgan Securities Inc.
1000 Wilshire Blvd., 10th Floor
Los Angeles, CA 90017

Re:          Industrial Services Acquisition Corp.

Ladies and Gentlemen:

This letter will confirm the agreement of the undersigned to purchase warrants (each, a “Warrant” and collectively, “Warrants”) of Industrial Services Acquisition Corp.  (“Company”) included in the units (“Units”) being sold in the Company’s initial public offering (“IPO”) upon the terms and conditions set forth herein in accordance with guidelines specified by Rule 10b5-1 of the Securities Exchange Act of 1934, as amended.  Each Unit is comprised of one share of common stock of the Company (“Common Stock”) and one Warrant.  Each of the Common Stock and Warrants will trade separately within the first 20 trading days following the earlier to occur of the exercise in full or expiration of the underwriter’s over-allotment option.

The undersigned agrees that this letter agreement constitutes an irrevocable order (“Order”) for Wedbush Morgan Securities Inc. (“Wedbush”) to purchase for the undersigned’s account within the sixty-trading day period commencing on the date separate trading of the Warrants commences (“Separation Date”) pursuant to provisions set forth in the warrant agreement governing the terms and conditions of such Warrants (“Warrant Agreement”) up to _______ Warrants at market prices not to exceed $1.20 per Warrant (“Maximum Warrant Purchase”).  Wedbush (or such other broker dealer(s) as Wedbush may assign the order to) agrees to fill such order in such amounts and at such times as it may determine, in its sole discretion, during the forty-trading day period commencing on the Separation Date.  Wedbush further agrees that it will not charge the undersigned any fees and/or commissions with respect to such purchase obligation.

As the date hereof, the undersigned represents and warrants that it is not aware of any material nonpublic information concerning the Company or any securities of the Company and is entering into this agreement in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1. The undersigned agrees that while this agreement is in effect, the undersigned shall comply with the prohibition set forth in Rule 10b5-1(c)(1)(i)(C) against entering into or altering a corresponding or hedging transaction or position with respect to the Company’s securities. The undersigned further agrees that it shall not, directly or indirectly, communicate any material nonpublic information relating to the Company or the Company’s securities to any employee of Wedbush. The undersigned does not have, and shall not attempt to exercise, any influence over how, when or whether to effect purchases of Warrants pursuant to this agreement.

The undersigned agrees that he shall not sell or transfer the Warrants until the earlier of the consummation of a merger, capital stock exchange, asset acquisition or other similar business combination and acknowledges that, at the option of Wedbush, the certificates for such Warrants shall contain a legend indicating such restriction on transferability.

This letter shall be binding on the undersigned and his respective heirs, successors and assigns.

This letter agreement shall be governed by and interpreted and construed in accordance with the laws of the State of California applicable to contracts formed and to be performed entirely within the State of California, without regard to the conflicts of law provisions thereof to the extent such principals or rules would require or permit the application of the laws of another jurisdiction.

No term or provision of this letter agreement may be amended, changed, waived, altered or modified except by written instrument executed and delivered by the party against whom such amendment, change, waiver, alteration or modification is to be enforced.

Very truly yours,

[Name]